Exhibit 1

ARTICLES OF INCORPORATION

0F

HEAVENSENT BEARS, INC.

The undersigned subscriber to these Articles of Incorporation is a natural person competent to contract and hereby form a Corporation for profit under Chapter 607 of the Florida Statutes.

ARTICLE 1 - NAME

The name of the Corporation is HEAVENSENT BEARS, INC., (hereinafter, "Corporation").

ARTICLE 2 - PURPOSE OF CORPORATION

The Corporation shall engage in any activity or business permitted under the laws of the United States and of the State of Florida.

ARTICLE 3 - PRINCIPAL OFFICE

The address of the principal office of this Corporation is 6821 Knightswood Drive, Orlando, Florida 32818 and the mailing address is the same.

ARTICLE 4 - INCORPORATOR

The name and street address of the incorporator of this Corporation is:

Elsie Sanchez
343 Almeria Avenue
Coral Gables, Florida 33134

ARTICLE 5 - OFFICERS

The officers of the Corporation shall be:

President:	E. Scott Johnson
Secretary:	E. Scott Johnson
Treasurer:	E. Scott Johnson

whose addresses shall be the same as the principal office of the Corporation.



ARTICLE 6 - DIRECTOR(S)

The Director(s) of the Corporation shall be:
E. Scott Johnson

whose addresses shall be the same as the principal office of the Corporation.
The corporation must have at least one (1) director and no more than thirteen (13) directors at all times.
ARTICLE 7 - CORPORATE
CAPITALIZATION

7.1 The maximum number of shares that this Corporation is authorized to have outstanding at any time is ONE HUNDRED
MILLION (100,000,000) shares of common stock, each share having the par value of ONE ONE THOUSAND OF A PENNY
($.00001).

7.2 All holders of shares of common stock shall be identical with each other in every respect and the holders of common shares shall be entitled to have unlimited voting rights on all shares and be entitled to one vote for each share on all matters on which Shareholders have the right to vote. No holder of shares shall have cumulative voting rights on any shares at any time.

7.3	All holders of shares of common stock, upon the
dissolution of the Corporation, shall be entitled to receive the net assets of the Corporation.

7.4 No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Director(s) may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Director(s) may deem advisable in connection with suchissuance.

7.5 The Board of Director(s) of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Director(s) may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the bylaws of the Corporation.

7.6 The Board of Director(s) of the Corporation may, by Restated Articles of Incorporation, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or term or conditions of redemption of the stock.




ARTICLE 8 - SHAREHOLDERS' RESTRICTIVE
AGREEMENT

All of the shares of stock of this Corporation may be subject to a Shareholders' Restrictive Agreement containing numerous restrictions on the rights of shareholders of the Corporation and transferability of the shares of stock of the Corporation. A copy of the Shareholders' Restrictive Agreement, if any, is on file at the principal office of the Corporation.

ARTICLE 9 - POWERS OF
CORPORATION

The Corporation shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, subject to any limitations or restrictions imposed by applicable law or these Articles of Incorporation.

ARTICLE 10 - TERM OF EXISTENCE

This Corporation shall have perpetual existence.

ARTICLE 11 - REGISTERED
OWNER(S)

The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any share or right is registered on the books of the Corporation as the owner thereto, for all purposes, and except as may be agreed in writing by the Corporation, the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such share or right on the part of any other person, whether or not the Corporation shall have notice thereof.

ARTICLE 12 - REGISTERED OFFICE AND
REGISTERED AGENT

The initial address of registered office of this Corporation is Spiegel & Utrera, P.A., located at 343 Almeria Avenue, Coral Gables, Florida 33134. The name and address of the registered agent of this Corporation is Spiegel & Utrera, P.A., 343 Almeria Avenue, Coral Gables, Florida 33134.


ARTICLE 13 - BYLAWS

The Board of Director(s) of the Corporation shall have power, without the assent or vote of the shareholders, to make, alter, amend or repeal the Bylaws of the Corporation, but the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Director(s) at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the Bylaws.

ARTICLE 14 - EFFECTIVE DATE

These Articles of Incorporation shall be effective immediately upon approval of the Secretary of State, State of Florida.

ARTICLE 15 - AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, or in any amendment hereto, or to add any provision to these Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the provisions of any applicable statute of the State of Florida, and all rights conferred upon shareholders in these Articles of Incorporation or any amendment hereto are granted subject to this reservation.



ARTICLE 16 - IDEMNIFICATION AGREEMENT AND
COVENANT NOT TO SUE



INDEMNIFICATION AGREEMENT
AND
COVENANT NOT TO SUE

AGREEMENT, made and entered into as of 26 October 1999, between HEAVENSENT BEARS, INC., a Florida corporation (the
"Corporation"), and E. Scott Johnson, (collectively herein, "Indemnitees").

WITNESSETH

WHEREAS, at the request of the Corporation, Indemnitees currently serve as Officers and/or Directors of the Corporation and may, therefore, be subjected to actions, suits or proceedings by reason of such service; and

WHEREAS, as an inducement to Indemnitees to continue to serve as Officers and Directors, the Corporation has agreed not to sue and to indemnify Indemnitees against expenses and costs incurred by Indemnitees in connection with any such actions, suits or proceedings, to the fullest extent permitted by law; and

WHEREAS, the parties desire to set forth their agreement regarding indemnification;

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and other good and valuable consideration, the parties agree as follows:

I . Acts or Omissions Covered By This Agreement. This Agreement shall cover any act or omission by Indemnitees which:

1.1 occurs or is alleged to have occurred by reason of its being or having
been the Officers	and/or Directors of the Corporation;

1.2	occurs or is alleged to have occurred before, during or after the time when theIndemnitees served as Officers and/or Directors of the Corporation; and

1.3 gives rise to, or is the direct or indirect subject of a claim in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, at any time or times whether during or after Indemnitees services as Officers and/or Directors of the Corporation.

2.Indemnity and Covenant Not to Sue. Subject to the provisions of Florida Statute Section
607.0850:

2.1 The Corporation shall indemnify, to the fullest extent permitted by the Corporation's articles of incorporation and by laws, and regardless of any by-law provision to the contrary, Indemnitees, from and against any expenses (including attorneys' fees), judgments, fines, taxes, penalties and amounts paid in settlement actually and reasonably incurred by Indemnitees in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that they are or were Officers and/or Directors of the Corporation or was or were serving at the request of the Corporation as the Officers and/or Directors of another corporation, partnership, joint venture, trust or other enterprise and whether or not such actions is by or in the right of the Corporation or such other corporation, partnership, joint venture, trust or other enterprise with respect to which the Indemnitees serve or have served.

2.2 The Corporation agrees that it will never institute any action or suit at law or in equity against Indemnitees, nor institute, prosecute, or in any way aid in the institution or prosecution of any claim, demand, action, or cause of action for damages, costs, loss of services, expenses, or compensation for or on account of any damage, loss or injury either to person or property, or both, whether developed or undeveloped, resulting or to result, known or unknown, past, present, or future, arising out of Indemnitees' services to the Corporation.

3. Successful Defense-, Burden of Proof, Settlement-, No Presumption. Notwithstanding any other provision of this Agreement, to the extent that Indemnitees have been successful or unsuccessful on the merits in defense of any action, suit or proceeding or in defense of any issue or matter therein, including, without limitation, dismissal without prejudice, Indemnitees shall be indemnified against any and all expenses (including attorney fees), judgments, fines, taxes, penalties and amounts paid in settlement with respect to such action, suit or proceeding.

3.1 Indemnitees shall be presumed to be entitled to indemnification for any act or omission covered under this Agreement. The burden of proof of establishing that Indemnitees are not entitled to indemnification because of the failure to fulfill some requirement of Federal or Florida law, the Corporation's articles of incorporation or by-laws or this Agreement shall be on the Corporation.

3.2 The Corporation shall not settle any action or claim in any manner which would impose any penalty or limitation on Indemnitees without Indemnitees'prior written consent. Indemnitees shall not unreasonably withhold their consent to any proposed settlement.

3.3 For purposes of this Agreement, the termination of any action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitees did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law or this Agreement.

4. Notice By Indemnitees. Indemnitees shall notify the Corporation in writing of any matter with respect to which Indemnitees intend to seek indemnification hereunder as soon as reasonably practicable following the receipt by Indemnitees of written threat thereof-, provided, however, that failure to so notify the Corporation shall not constitute a waiver by Indemnitees of their rights hereunder.

5. Advancement of Expenses. In the event of any action, suit or proceeding against Indemnitees which may give rise to a right of indemnification from the Corporation pursuant to this Agreement, following written request to the Corporation by Indemnitees, the Corporation shall advance to Indemnitees amounts to cover expenses (including attorney fees) incurred by Indemnitees in defending any such action, suit or proceeding in advance of the final disposition thereof upon receipt of reasonably satisfactory evidence as to the amount of such expenses. Indemnitees' written certification together with a copy of any expense statement paid or to be paid by Indemnitees shall constitute satisfactory evidence as to the amount of expenses.



6. Non-Exclusivity of Right of Indemnification. The indemnification rights granted to Indemnitees under this Agreement shall not be deemed exclusive of, or in limitation of, any other rights to which Indemnitees may be entitled under Florida or Federal law, the Corporation's articles of incorporation or bylaws, any other agreement, any vote of shareholders or Directors or otherwise. To the extent Florida or Federal law, the Corporation's articles of incorporation or by-laws or other applicable law, as in effect on the date hereof or at any time in the future, permit greater indemnification than is provided for in this Agreement, Indemnitees shall enjoy such greater benefits so afforded, and this agreement shall be deemed amended without any further action by the Corporation or Indemnitees to grant such greater benefits. Indemnitees shall be entitled, in the sole discretion of Indemnitees, to elect to have indemnitees' rights hereunder interpreted on the basis of applicable law in effect at the time of execution of this Agreement, at the time of the occurrence of the indemnifiable event giving rise to a claim or at the time indemnification is sought.

7. Termination of Amernent and Survival of Ri2ht of Indemnification. Subject to Section 7. 1, this Agreement shall terminate when Indemnitees' services to the Corporation as Officers and/or Directors end.

7.1 The rights granted to Indemnitees hereunder shall continue after termination and shall inure to the benefit of Indemnitees, their heirs, personal representatives and assigns, and this Agreement shall be binding upon the Corporation and its successors and assigns.

8.Mediation and Arbitration. Any disputes between the parties hereto, whether arising under thisagreement or otherwise, which the parties cannot resolve between themselves using good faith shall be:

8.1 Referred to a court certified mediator of the Circuit Court in the County of the principal office of the Corporation, and any mediation shall be held in the County of the principal office of the Corporation. The parties shall share equally in the cost of said mediation.

8.2 In the event that said dispute is not resolved in mediation, the parties shall submit the dispute to a neutral arbitrator residing in the County of the principal address of the Corporation. The arbitration shall be held in the County of the principal office of the Corporation. The parties shall share equally in the cost of said arbitration. In the event that the parties are unable to agree upon an arbitrator within 15 days of the date on which either party requests arbitration of a matter, the arbitrator shall be provided by the American Arbitration Association. The parties further agree that full discovery shall be allowed to each party to the arbitration and a written award shall be entered forthwith. Any and all types of relief that would otherwise be available in Court shall be available to both parties in the arbitration. The decision of the arbitrator shall be final and binding. Arbitration shall be the exclusive legal remedy of the parties. Judgment upon the award may be entered in any court of competent jurisdiction pursuant to Florida Statutes Chapter 682, as amended, The Arbitration Code.

8.3 If either party refuses to comply with a ruling or decision of the arbitrator and a lawsuit is brought to enforce said ruling or decision, it is agreed that the party not complying with the ruling or decision of the arbitrator shall pay the court costs and reasonable attorney's fees (including Trial and Appellate attorney's fees) incurred in enforcing the ruling or decision of the arbitrator.

8.4	Any rights of injunctive relief shall be in addition to and not in derogation orlimitation of any other legal rights.

9. Interpretation of Agreement. The parties acknowledge that this Agreement is the product of mutual efforts by the parties and their respective agents. This Agreement shall be interpreted neither more favorable in favor of one party, nor less favorably in favor of another party.

10. Entire Agreemen . This Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, negotiations, and understandings, whether oral or written, with respect to its subject matter.

11.	Modification. No change or modification of this Agreement shall be valid unless it is in writing andsigned by all the parties who are bound by the terms of this Agreement.

12. Attorney's fees; Costs. In any mediation, arbitration or litigation arising out of this Agreement, the prevailing party in such litigation shall be entitled to recover reasonable attorney's fees and costs at the hearing, trial anappellate levels.

13. Severability. If any provision of this Agreement is held invalid, unenforceable, or void by a court of competent jurisdiction, this Agreement shall be considered divisible as to such provision, and the remainder of the Agreement shall be valid and binding as though such provision were not included in this Agreement.

14. Authorization. The Corporation is authorized to enter into this Agreement by virtue of a resolution adopted as a meeting of Directors held the 26 October 1999.

15. Benefits; Binding Effects. This Agreement shall be binding upon and shall operate for the benefit of the parties hereto and their respective heirs, personal representative, administrators, successors, and assigns.

16. Venue and Jurisdiction. Should a lawsuit be necessary to enforce this Agreement the parties agree that jurisdiction and venue are waived and suit shall be brought in the county of the principal office of the Corporation.

17. Notices. All notices, offers, acceptances and other communications provided for in this Agreement shall be deemed delivered if sent in writing and delivered either personally or by certified mail to the Corporation at its principal office, or to the Indemnitees address appearing on the records of the Corporation, or to such other address as may be designated in writing by the Corporation or the Indemnitees.

18. No-Waivers. The waiver by any party of any other party's breach of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach, and the waiver by any party to exercise any right or remedy shall not operate nor be construed as a waiver or bar to the exercise of such right or remedy upon the occurrence of any subsequent breach.

19.	Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provision

20. Governing Law. This Agreement shall be governed by the laws of the State of Florida (without regard to the laws that might be applicable under principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect and performance.

21.	Counterparts. This Agreement may be executed in two or more parts, each
of which shall bedeemed	an original but all of which together shall be one
and the same instrument.

22. Facsimile Copy. A facsimile copy of this Agreement and any signatures affixed hereto shall be considered for all purposes as originals.

IN WITNESS WHEREOF, theparties have executedthis
Agreement as of the day and year first above stated.
E. Scott Johnson,
Indemnitee

HEAVENSENT
BEARS, INC.

By:

E. Scott Johnson ,President

IN WITNESS WHEREOF, I have hereunto set my hand and seal, acknowledged and filed the foregoing Articles of Incorporation under the laws of the State of Florida, this

Elsie Sanchez, Inc r

ACCEPTANCE OF REGISTERED AGENT DESIGNATED
IN ARTICLES OF INCORPORATION

Spiegel & Utrera, P.A., having a business office identical with the registered office of the Corporation name above, and having been designated as the Registered Agent in the above and foregoing Articles of Incorporation, is familiar with and accepts the obligations of the position of Registered Agent under the applicable provisions of the Florida Statutes.

Spiegel &
Utrera, P.A.
BY: ji
Natali Utrera,
Vice
President